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                                                                 Exhibit (10)(y)
                            AMENDMENT NO. 1 TO ASSET
                               PURCHASE AGREEMENT


         THIS AMENDMENT is made January 23, 1998, between WESTINGHOUSE ELECTRIC CORPORATION (now known as CBS Corporation), a Pennsylvania corporation ("WEC"), and SIEMENS POWER GENERATION CORPORATION, a Delaware corporation ("Purchaser").

                              W I T N.E S S E T H:

         WHEREAS, the parties hereto want to confirm the agreement and understanding which WEC and Purchaser have reached with respect to Section 5.1(c) of the Asset Purchase Agreement between WEC and Siemens, dated November 14, 1997.

         WHEREAS, Purchaser acknowledges that it has requested and that WEC has agreed to take such action (referred to herein as "Restructuring") as described in Schedule 5.1(c) to the Agreement as such action relates to the Business with respect to approximately 650 employees (herein described as "Employees"), as more fully described on Attachment A hereto.

         WHEREAS, all capitalized terms contained herein shall have the meaning to them assigned therein in the Agreement, unless expressly indicated otherwise. This Amendment, upon execution as provided for below, shall constitute Amendment No. 1 to the Agreement. The amendments below shall apply to the action to be taken by WEC.

         NOW, THEREFORE, the parties to this Amendment No. 1 hereby agree as follows:

         1.       Section 5.1(c) shall be amended to read as follows:

                  "Purchaser acknowledges and agrees that WEC shall not be deemed to be in breach of its representation and warranty contained in the first sentence of Section 4.1(1) or its obligations under the first sentence of
Section 5.l(a) as a result of its determination not to take the actions described in Schedule 5.l(c). WEC agrees not to take any such action without the prior written consent of Purchaser. If Purchaser requests that WEC take such (or similar) actions prior to the Closing and WEC agrees to take such actions, Purchaser shall bear all costs of a cash nature incurred by WEC and its Affiliates as a direct result of such actions (other than as set forth in Section 5.5(d)(vi)), which costs shall be (i) reduced by all savings of cash expenditures (calculated as set forth below) realized by WEC and its Affiliates from the date of the Restructuring through the Closing Date as a direct result of the action respecting the Restructuring of Employees and (ii) increased by any incremental expenses (as described below) of cash expenditures (other than as set forth in Section 5.5(d)(vi)) incurred by WEC and its Affiliates from the date of the Restructuring through the Closing Date as a direct result of the action respecting the Restructuring of Employees (such costs, to the extent so reduced or increased, shall herein be referred to as Restructuring Costs) by reimbursing WEC not later than


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30 days following receipt of reasonably detailed statements evidencing the incurrence of such Restructuring Costs and the savings realized.

                  For purposes of reduction by savings in (i) above, such reduction shall only act as an offset to any costs actually reimbursed by Purchaser and under no circumstances shall WEC be required to make any payment to Purchaser as a result of such savings, except as provided for below at the time of Closing. Savings realized by WEC and its Affiliates shall consist of the following: (1) with. respect to the terminated Employees, their (A) base payout costs, (B) employment taxes, and (C) domestic employees' medical insurance costs (prorated from the respective domestic employee's termination date to the Closing Date measured using an estimated annual medical cost of $4,000 per domestic employee) actually eliminated by WEC and its Affiliates for the Employees and positions set forth per Attachment A from the Employees' respective termination dates to the Closing Date and (2) any non-Employee exit cost savings of cash expenditures directly resulting from the Restructuring, such as cessation of lease payments due to Restructuring.

                  For purposes of incremental expenses in (ii) above, such increase shall in any event be limited to 20% of the estimated monthly savings calculated in (i) above, unless WEC first provides notice and reasonable detail of requirements for a sum in excess of such amount and Purchaser consents to such excess, which consent shall not be unreasonably withheld. Incremental expenses incurred by WEC shall include, without limitation, all costs of temporary assistance and independent contractors performing the duties of the former Employees as set forth on Attachment A, as well as any exit costs of cash expenditures directly resulting from the Restructuring, such as termination or cancellation payments under a lease due to the Restructuring or relocation costs for consolidation of facilities (but excluding any Environmental Liability).

                  WEC may invoice Purchaser each month following the Restructuring for Restructuring Costs. At the Closing, there shall be a final accounting of Restructuring Costs for the period from the Restructuring through the Closing Date and any amounts due WEC for reimbursement shall be so paid by Purchaser and any offsets due Purchaser (not to exceed costs reimbursed or to be reimbursed by Purchaser) shall be so paid by or credited against WEC. Neither reimbursement amounts paid to WEC nor offsets so paid to Purchaser shall be included in the calculations for Purchase Price Adjustment under Section 2.5. After the Closing, Purchaser, and not WEC, shall assume and be responsible for all costs of Restructuring (other than as set forth in Section 5.5(d)(vi) and other than Restructuring Costs which Purchaser has already reimbursed WEC pursuant to this Section 5.1(c)). In the event this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 7.1 for any reason, other than termination by WEC pursuant to Section 7.1 as a result of a failure by Purchaser to satisfy any condition set forth in Section 6.3(a) or
(b), then WEC shall pay to Purchaser on demand by wire transfer an amount of money equal to the Restructuring Costs previously reimbursed by Purchaser plus interest on all such amounts reimbursed by Purchaser at the Rate from the date of payment of each amount to the date of repayment by WEC."



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         2. Section 7.1(d) shall be amended to read as follows:

                  "(d) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Sellers (ii) the Agreement relating to expenses (including Sections 5.7 and 5.14(d)), (iii)
Section 5.8 relating to finder's fees and broker's fees, (iv) this Section 7.1,
(v) Article 9 and (vi) Section 5.1(c). Nothing in this Section 7.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement."

         IN WITNESS WHEREOF, WEC and Purchaser have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the date first written above.

                             WESTINGHOUSE ELECTRIC CORPORATION
                             (now known as CBS Corporation)


                             By: /S/ Louis J. Briskman
                                 -----------------------------------------
                             Name: Louis J. Briskman
                             Title:



                             SIEMENS POWER GENERATION CORPORATION


                             By: /S/ Michael W. Schiefen
                                 -----------------------------------------
                             Name: Michael W. Schiefen
                             Title: Vice President

                             By: /S/ E. Robert Lupone
                                 -----------------------------------------
                             Name: E. Robert Lupone
                             Title:  Secretary


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